Contacts:      For Media:     John Calagna
                              (212) 578-6252

               For Investors: Kevin Helmintoller
                              (212) 578-5140

           METLIFE ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2003 RESULTS

      FOURTH QUARTER NET INCOME UP 25% TO $701 MILLION FROM THE 2002 PERIOD
        FULL-YEAR NET INCOME UP 38% TO $2.22 BILLION FROM THE PRIOR YEAR FULL-YEAR STATUTORY ANNUITY DEPOSITS UP 42% TO $11.2 BILLION FROM THE PRIOR YEAR

NEW YORK, February 10, 2004 - MetLife, Inc. (NYSE: MET) today reported fourth quarter 2003 net income of $701 million, or $0.92 per diluted share, compared with $561 million, or $0.78 per diluted share, for the fourth quarter of 2002.

FOURTH QUARTER 2003 HIGHLIGHTS
o  Total premiums and fees rose 10% to $6.4 billion from the 2002 period
o  Statutory annuity deposits up 21% to $2.8 billion from the 2002 period
o  Company repurchased three million common shares

Strong top-line growth, robust earnings performance and high investment income during the fourth quarter of 2003 were partially offset by expenses related to certain efficiency initiatives, as well as an increase in pension and other post-retirement benefit costs. These additional expenses stem from a number of consolidation activities including office closings, lease terminations, fixed asset write-offs, as well as staff reductions. Including the impact of these expenses, the company achieved its fourth quarter and full-year objectives. Further, these initiatives will assist the company's ability to meet or exceed its growth objectives in 2004 while enhancing overall efficiency.

Commenting on the fourth quarter results, chairman and chief executive officer Robert H. Benmosche said, "We're pleased with our performance and continue to actively manage all aspects of our business for the long-term. While the credit markets have continued to improve, we're rapidly growing assets under management, as well as premiums and fees. We are also appropriately managing our crediting rates to support our spreads while providing customers a competitive return. The combination of these strategies is producing earnings in line with our stated objectives, and at the same time giving us further confidence in our ability to achieve long-term objectives."

Net income for the fourth quarter of 2003 includes after-tax net investment gains of $162 million, and an after-tax charge for the cumulative effect of an accounting change of $26 million resulting from the required application of a new accounting standard. Fourth quarter 2002 net income included after-tax net investment gains of $223 million, a $169 million after-tax charge related to the company's asbestos-related litigation, a $20 million after-tax benefit from the release of a previously established liability for the company's 2001 business realignment initiatives, and a $17 million after-tax benefit from the release of a previously established liability for disability insurance-related losses from the September 11, 2001 tragedies.

MetLife analyzes its performance using non-GAAP measures called operating earnings and operating earnings per diluted share. Operating earnings is defined as net income, excluding certain after-tax net investment gains and losses, and the after-tax impact from the cumulative effect of a change in accounting. Settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings. Operating earnings per diluted share is calculated by dividing operating earnings as defined above by the number of weighted average diluted shares outstanding for the period indicated. MetLife believes these measures enhance the understanding and comparability of its performance by excluding the net effect of certain investment gains and losses, which can fluctuate significantly from period to period, and the after-tax impact of the cumulative effect of accounting changes, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings and operating earnings per diluted share should not be viewed as substitutes for GAAP net income and GAAP net income per diluted share, respectively.

Operating earnings for the fourth quarter of 2003 were $565 million, or $0.74 per diluted share, compared with $338 million, or $0.47 per diluted share, for the prior year period. Operating earnings for the fourth quarter 2002 included the previously mentioned items in the net income discussion above.

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                               For the three months ended December 31,
                                                         ----------------------------------------------------
                                                                   2003                       2002
                                                         --------------------------  ------------------------
                                                            (Dollars in millions, except per share data)
  Net income                                                     $701       $0.92          $561       $0.78
  After-tax net investment (gains)1                              (162)      (0.21)         (223)      (0.31)
  Cumulative effect of change in accounting2                       26        0.03            --          --
                                                         --------------------------  ------------------------
  Operating earnings                                             $565       $0.74          $338       $0.47
                                                         ==========================  ========================

(1.) After-tax net investment gains exclude $17 million and $7 million for the three months ended December 31, 2003 and 2002, respectively, of settlement payments on derivative instruments not qualifying for hedge accounting.
(2.) After-tax cumulative effect of a change in accounting for the three months ended December 31, 2003 is in accordance with FASB Statement 133 Implementation Issue B36 ("Issue B36").

FULL-YEAR RESULTS
Net income for 2003 was $2.22 billion, or $2.94 per diluted share. For 2002, net income was $1.61 billion, or $2.20 per diluted share. For 2003, net income includes after-tax net investment losses of $4 million. Net income for 2002 included after-tax net investment losses of $139 million.

FULL YEAR HIGHLIGHTS:
o Increased statutory annuity deposits by 42% to $11.2 billion from the prior year
o Increased total premiums and fees to $23.17 billion, up 9% from the prior year
o Expanded assets under management by 17% to $350.2 billion from the prior year
o Continued strong investment spreads
o Grew book value, excluding other comprehensive income, nearly 19% to $18.4 billion from the prior year

Operating earnings for 2003 were $2.25 billion, or $3.01 per diluted share, compared with $1.74 billion, or $2.39 per diluted share, in 2002.

Full-year 2003 net income and operating earnings also include after-tax benefits totaling $92 million from a reduction of a previously established liability related to Metropolitan Life Insurance Company's race conscious underwriting settlement, as well as an after-tax benefit of $62 million in the International segment from the merger of the company's Mexican operations and a reduction in Mexico of policyholder liabilities resulting from a change in reserve methodology. Full year net income and operating earnings also include a $36 million benefit from a revision of the estimate of income taxes for 2002 and a $31 million after-tax charge resulting from certain improperly deferred expenses at its affiliate, New England Financial, part of MetLife's Individual Business segment.

Full-year 2002 net income and operating earnings also included the previously mentioned items in the fourth quarter 2002 net income discussion above, as well as a $48 million after-tax charge related to settlement provisions for General American Life Insurance Company's former Medicare business, and a $30 million after-tax benefit from a reduction of the company's previously established liability for death benefits related to its sales practices class action settlement, recorded in 1999.

"In addition to further strengthening our financial position in 2003, we laid the groundwork for strong future performance. Specifically, we strengthened the management of our distribution systems and took aggressive action in consolidating office space and reducing redundancies while continuing to invest heavily in infrastructure," said Benmosche. "Moving ahead in 2004, we will continue to deliver on our promises to customers and investors by providing competitive products and innovative solutions backed by a financially strong enterprise."

A reconciliation of net income and net income per diluted share to operating earnings and operating earnings per diluted share follows:

                                                                   For the year ended December 31,
                                                         ----------------------------------------------------
                                                                   2003                       2002
                                                         --------------------------  ------------------------
                                                            (Dollars in millions, except per share data)
  Net income                                                   $2,217       $2.94        $1,605       $2.20
  After-tax net investment losses1                                  4        0.01           139        0.19
  Cumulative effect of change in accounting2                       26        0.03            --          --
  Impact of conversion of securities                               --        0.03            --          --
                                                         --------------------------  ------------------------
  Operating earnings                                           $2,247       $3.01        $1,744       $2.39
                                                         ==========================  ========================

(1.) After-tax net investment losses exclude $53 million and $21 million for the years ended December 31, 2003 and 2002, respectively, of settlement payments on derivative instruments not qualifying for hedge accounting.
(2.) After-tax cumulative effect of a change in accounting for the year ended December 31, 2003 is in accordance with Issue B36.

FOURTH QUARTER INVESTMENTS AND SEGMENT OVERVIEW
Reconciliations of segment operating earnings to net income are provided in the tables that accompany this release.

INVESTMENTS
The company completed several opportunistic sales of high profile real estate properties in the fourth quarter, including 11 Madison Avenue in New York City and 1 California Plaza in Los Angeles. The pre-tax gain on the sale of these two properties in the fourth quarter was $329 million, leaving the company with an estimated $3.6 billion of unrealized gains in the real estate portfolio. As expected, corporate joint venture income returned to more normal levels in the quarter while bond prepayment fees and commercial mortgage prepayments were at a higher than normal level. Finally, the company also reduced several equity positions, which resulted in gains, and reinvested the proceeds in income producing securities, which will help enhance operating earnings in the future.

INSTITUTIONAL BUSINESS
Institutional Business operating earnings for the fourth quarter were $277 million compared with $262 million in 2002. The fourth quarter 2002 included the impact of the aforementioned $20 million and $17 million reserve reductions, both net of taxes. The 2003 results reflect most of the impact of the higher investment income discussed in the investments section, as can be seen in higher than expected spreads in all product lines, and a $4 million after-tax favorable impact of the change in method of allocating capital. This was offset by costs associated with the aforementioned office closures and other consolidations, as well as higher pension and post-retirement benefit costs. Underwriting results continued to be strong in the Group Life product line while premium growth in the Dental, Long-Term Care and the Small Business Center product lines was 15% compared with the prior year quarter, and premiums in the Non Medical Health product line overall grew by 11%, compared with the prior year quarter.

INDIVIDUAL BUSINESS
Individual Business operating earnings were $173 million in the fourth quarter of 2003 compared with $174 million in 2002. Traditional Life results were in line with expectations while Variable Life/Universal Life results reflected higher mortality experience and the impact of recapturing previously reinsured business. Annuity results were strong at $85 million for the quarter reflecting substantial deposit growth, strong market performance and higher investment spreads. Individual Business results, across all product lines, were impacted more than the other business segments by the efficiency initiatives taken in the fourth quarter while benefiting somewhat less from the higher investment income. The 2003 fourth quarter results were also unfavorably impacted by $6 million after-tax as a result of the change in method of allocating capital.

OTHER SEGMENTS
The Auto & Home segment produced operating earnings in line with expectations at $53 million compared with $48 million in 2002. Results continue to benefit from rate increases across the book of business and disciplined underwriting and claims practices, as well as the broader volatility management program, and a $4 million after-tax unfavorable impact of the change in method of allocating capital.

The International segment produced operating earnings of $34 million, compared with $38 million in the 2002 quarter. The 2003 results were unfavorably impacted by $5 million after-tax as a result of the change in method of allocating capital. The previously announced $19 million after-tax charge in Taiwan related to loss recognition due to low interest rates was offset by a $12 million tax benefit in Chile and an $8 million benefit related to reinsurance treaties.

CORPORATE EVENTS

Share Repurchase
----------------

For the quarter ended December 31, 2003, the company repurchased through its share repurchase program approximately three million shares of common stock at an aggregate cost of approximately $97 million. At December 31, 2003, the company had approximately $709 million remaining on its existing share repurchase authorization.

Earnings Conference Call
------------------------

MetLife will hold its fourth quarter and full year 2003 earnings conference call and audio Webcast on Wednesday, February 11, 2004, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 326-1003 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.

The conference call will be available for replay via telephone and the Internet beginning at 11:30 a.m. (ET) on Wednesday, February 11, 2004, until Wednesday, February 18, 2004, at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 717366. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 10 countries serving approximately 8 million customers.
                                     o o o

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse results from litigation, arbitration or regulatory investigations; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or credit ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xiv) the company's ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; and (xv) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of MetLife's Quarterly Financial Supplement, please visit www.metlife.com.

                                     MetLife, Inc.
                           Consolidated Statements of Income
                                       Unaudited
                             (Dollar amounts in millions)

                                                                             Three months ended
                                                                                 December 31,           Year ended December 31,
                                                                            ----------------------     ------------------------
                                                                             2003           2002          2003          2002
                                                                            --------      --------      --------      --------
Premiums                                                                    $  5,679      $  5,222      $ 20,673      $ 19,077
Universal life and investment-type product policy fees                           698           586         2,496         2,147
Net investment income                                                          3,031         2,920        11,636        11,261
Other revenues                                                                   354           302         1,342         1,332
Net investment losses (net of amounts allocated from
      other accounts of ($138), ($43), ($215) and ($145), respectively)          (16)         (227)         (358)         (751)
                                                                            --------      --------      --------      --------
          Total revenues                                                       9,746         8,803        35,789        33,066
                                                                            --------      --------      --------      --------


Policyholder benefits and claims (excludes amounts
      directly related to net investment losses of
      ($132), ($74), ($184) and ($150), respectively)                          5,752         5,284        20,848        19,523
Interest credited to policyholder account balances                               760           773         3,035         2,950
Policyholder dividends                                                           492           453         1,975         1,942
Other expenses (excludes amounts directly related to
      net investment losses of ($6), $31, ($31) and $5, respectively)          2,015         2,083         7,301         7,015
                                                                            --------      --------      --------      --------
          Total expenses                                                       9,019         8,593        33,159        31,430
                                                                            --------      --------      --------      --------

Income from continuing operations before provision for income taxes              727           210         2,630         1,636
Provision for income taxes                                                       211            46           687           502
                                                                            --------      --------      --------      --------
Income from continuing operations                                                516           164         1,943         1,134
Income from discontinued operations, net of income taxes                         211           397           300           471
                                                                            --------      --------      --------      --------
Income before after-tax cumulative effect of a change in accounting              727           561         2,243         1,605
After-tax cumulative effect of a change in accounting (4)                        (26)           --           (26)           --
                                                                            --------      --------      --------      --------
Net income                                                                  $    701      $    561      $  2,217      $  1,605
                                                                            ========      ========      ========      ========


Operating Earnings Reconciliation
---------------------------------

Net income                                                                  $    701      $    561      $  2,217      $  1,605
      Net investment gains (losses) (1) (2)                                      139           310          (236)         (347)
      Minority interest - net investment (losses) gains                           (9)            2            (9)            6
      Adjustments to net investments losses (3)                                  138            43           215           145
      Net investment gains (losses) tax benefit (provision)                     (106)         (132)           26            57
                                                                            --------      --------      --------      --------
After-tax net investment gains (losses)                                          162           223            (4)         (139)
After-tax cumulative effect of a change in accounting (4)                        (26)           --           (26)           --
                                                                            --------      --------      --------      --------
Operating earnings                                                          $    565      $    338      $  2,247      $  1,744
                                                                            ========      ========      ========      ========


(1) After-tax net investment gains and losses include gains on sales of real estate and real estate joint ventures related to discontinued operations in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, of $205 million and $375 million, respectively, for the three months ended December 31, 2003 and 2002 and $267 million and $369 million, respectively, for the years ended December 31, 2003 and 2002.

(2) After-tax net investment gains and losses exclude settlement payments on derivative instruments not qualifying for hedge accounting treatment in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, of $17 million and $7 million, respectively, for the three months ended December 31, 2003 and 2002 and $53 million and $21 million, respectively, for the years ended December 31, 2003 and 2002.

(3) Adjustments to investment losses include amortization of deferred policy acquisition costs, charges and credits to participating contracts, and adjustments to the policyholder dividend obligation resulting from investment gains and losses.

(4) After-tax cumulative effect of a change in accounting for the three months ended and the year ended December 31, 2003 is in accordance with FASB Statement 133 Implementation Issue B36.

                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
  (Dollar amounts in millions, except per share data or unless otherwise noted)



                                                                       At or for the three months            At or for the year
                                                                          ended December 31,                 ended December 31,
                                                                       --------------------------         -------------------------
                                                                         2003             2002             2003              2002
                                                                       --------          -------          -------          --------
Other Financial Data:
  Net income                                                            $   701          $   561          $ 2,217          $ 1,605
  Operating earnings                                                    $   565          $   338          $ 2,247          $ 1,744
  Total assets under management (billions)                              $ 350.2          $ 299.2          $ 350.2          $ 299.2

Individual Business Sales Data:
  Total first year life premiums and deposits                           $   224          $   235          $   854          $   912
  Variable and Universal life first year premiums and deposits          $   171          $   175          $   649          $   698
  Total annuity deposits                                                $ 2,844          $ 2,352          $11,231          $ 7,893
  Mutual fund sales                                                     $ 1,255          $   761          $ 3,689          $ 3,489

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                    761.3            720.9            746.8            729.2
  Operating earnings per share - diluted                                $  0.74          $  0.47          $  3.01          $  2.39
  Net income per share - diluted                                        $  0.92          $  0.78          $  2.94 (1)      $  2.20


(1) Accounting standards require gains or losses resulting from the redemption of a subsidiary's redeemable preferred stock to be recorded in additional paid-in capital. However, such gains or losses are included in the calculation of net income per share. During the first quarter of 2003, net income per share includes a $21 million ($0.03 per diluted share) charge associated with the company's conversion of company-obligated mandatorily redeemable securities issued by MetLife Capital Trust I into long-term debt.

                                  MetLife, Inc.
                               Balance Sheet Data
         December 31, 2003 (Unaudited) and December 31, 2002 (Unaudited)
                          (Dollar amounts in millions)


                                                                            At                 At
                                                                       December 31,        December 31,
                                                                           2003               2002
                                                                        ---------           ---------
Balance Sheet Data:
  General account assets                                                $ 251,085           $ 217,733
  Separate account assets                                                  75,756              59,693
                                                                        ---------           ---------
    Total assets                                                        $ 326,841           $ 277,426
                                                                        =========           =========

  Policyholder liabilities (including amounts in closed block)          $ 179,571           $ 165,242
  Short-term debt                                                           3,642               1,161
  Long-term debt                                                            5,703               4,425
  Other liabilities                                                        41,020              28,255
  Separate account liabilities                                             75,756              59,693
                                                                        ---------           ---------
    Total liabilities                                                     305,692             258,776
                                                                        ---------           ---------

  Company-obligated mandatorily redeemable capital securities                  --               1,265
                                                                        ---------           ---------

  Common stock, at par value                                                    8                   8
  Capital in excess of par value                                           14,991              14,968
  Retained earnings                                                         4,193               2,807
  Treasury stock                                                             (835)             (2,405)
  Accumulated other comprehensive income                                    2,792               2,007
                                                                        ---------           ---------
    Total stockholders' equity                                             21,149              17,385
                                                                        ---------           ---------
    Total liabilities and stockholders' equity                          $ 326,841           $ 277,426
                                                                        =========           =========

                                  MetLife, Inc.
       Reconciliations of Net Income to Operating Earnings - Product Level
                                    Unaudited
                          (Dollar amounts in millions)


                                                                          Three months ended
                                                                              December 31,               Year ended December 31,
                                                                         ---------------------           -----------------------
                                                                         2003            2002            2003            2002
                                                                         -----           -----           -----           -----
Institutional Operations
      Group Life
          Net income                                                     $  46           $  67           $ 279           $ 169
          After-tax net investment losses                                  (53)            (15)            (71)           (139)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  99           $  82           $ 350           $ 308
                                                                         =====           =====           =====           =====

      Retirement & Savings
          Net income                                                     $  99           $ 172           $ 334           $ 421
          After-tax net investment gains (losses)                           --              52             (71)            (51)
          After-tax cumulative effect of a change in accounting            (26)             --             (26)             --
                                                                         -----           -----           -----           -----
          Operating earnings                                             $ 125           $ 120           $ 431           $ 472
                                                                         =====           =====           =====           =====

      Non-Medical Health & Other
          Net income                                                     $  47           $  48           $ 236           $ 169
          After-tax net investment losses                                   (6)            (12)             (3)            (32)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  53           $  60           $ 239           $ 201
                                                                         =====           =====           =====           =====

Individual Operations
      Traditional Life
          Net income                                                     $  82           $ 270           $ 297           $ 685
          After-tax net investment gains                                    14             178              12             271
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  68           $  92           $ 285           $ 414
                                                                         =====           =====           =====           =====

      Variable & Universal Life
          Net income                                                     $  11           $   1           $  64           $ 100
          After-tax net investment losses                                   (4)            (22)            (10)            (24)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  15           $  23           $  74           $ 124
                                                                         =====           =====           =====           =====

      Annuities
          Net income                                                     $  61           $  27           $ 204           $  17
          After-tax net investment losses                                  (24)            (20)            (54)           (164)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  85           $  47           $ 258           $ 181
                                                                         =====           =====           =====           =====

      Other
          Net income                                                     $   8           $   2           $  36           $  24
          After-tax net investment gains (losses)                            3             (10)             (2)            (27)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $   5           $  12           $  38           $  51
                                                                         =====           =====           =====           =====

Auto & Home
      Auto
          Net income                                                     $  14           $  18           $  52           $  72
          After-tax net investment losses                                   (5)             (3)             (7)            (22)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  19           $  21           $  59           $  94
                                                                         =====           =====           =====           =====

      Homeowners
          Net income                                                     $  32           $  29           $ 102           $  55
          After-tax net investment losses                                   (2)             (1)             (3)             (7)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  34           $  30           $ 105           $  62
                                                                         =====           =====           =====           =====

      Other
          Net income                                                     $  --           $  (3)          $   3           $   5
          After-tax net investment losses                                   --              --              --              (1)
                                                                         -----           -----           -----           -----
          Operating earnings                                             $  --           $  (3)          $   3           $   6
                                                                         =====           =====           =====           =====